Exhibit 99.1

FOR:	NUTRACEUTICAL INTERNATIONAL CORPORATION

CONTACT:	Cory J. McQueen
Vice President and
Chief Financial Officer
(435) 655-6106

NUTRACEUTICAL REPORTS FISCAL 2013 Q1 RESULTS

PARK CITY, Utah, Jan 31, 2013/PRNewswire/—Nutraceutical International Corporation (NASDAQ:  NUTR) today reported results for the fiscal 2013 first quarter ended December 31, 2012.  Net sales for the fiscal 2013 first quarter were $49.7 million compared to $46.6 million for the same quarter of fiscal 2012.  For the first quarter of fiscal 2013, net income was $3.5 million, or $0.36 diluted earnings per share, compared to net income of $3.4 million, or $0.34 diluted earnings per share, for the same quarter of fiscal 2012.

Operating cash flow for the fiscal 2013 first quarter was $6.8 million compared to $7.6 million for the same period of fiscal 2012.  The fiscal 2013 first quarter operating cash flow, combined with net borrowings of $6.0 million, was primarily used to pay a special cash dividend to stockholders on December 28, 2012 totaling $9.8 million and to invest $2.2 million in purchases of property, plant and equipment and $1.2 million in purchases of common stock for treasury.

Bill Gay, chairman and chief executive officer, commented, “Our fiscal 2013 first quarter net sales growth of $3.1 million came principally from fiscal 2012 acquisitions and increased branded domestic sales.  International branded sales were flat overall; however, this appeared to be a positive sign considering challenging world economic conditions. Management is encouraged by the incremental sales growth we experienced in many of the health and natural food stores we serve, particularly since it occurred during a historically slow quarter.  EBITDA continued to grow and net income improved despite an increase in our effective tax rate.   We expect that our ongoing efforts to innovate, control material costs, reduce labor expenses and streamline our manufacturing, marketing and sales infrastructure should provide improved results throughout this calendar year.”

Mr. Gay stated, “For the last twenty years, management has believed that an undeviating focus on pursuing our established long-term business strategy is the best way to create and sustain value for stockholders.   First, we have aimed to increase market share by building a superior marketing and sales organization that takes measured risks and executes consistently. Second, our goal is to increase market share by making strategic acquisitions that fulfill customer needs and are synergistic to our current brands and product offerings.  Third, we strive to increase market share by expanding into complimentary natural product channels and international markets. We have pursued this strategy, with the support of our Board and stockholders, by consistently focusing on achieving excellence during both strong and weak economic cycles and by providing management with appropriate financial incentives based on balanced net sales growth and EBITDA performance targets.  Additionally, we have enhanced stockholder returns by repurchasing stock in the open market at reasonable multiples.  Our Board, stockholders and employees are very much appreciated and we look forward to another twenty years.”

ABOUT NUTRACEUTICAL

We are an integrated manufacturer, marketer, distributor and retailer of branded nutritional supplements and other natural products sold primarily to and through domestic health and natural food stores.  Internationally, we market and distribute branded nutritional supplements and other natural products to and through health and natural product distributors and retailers.  Our core business strategy is to acquire, integrate and operate businesses in the natural products industry that manufacture, market and distribute branded nutritional supplements.  We believe that the consolidation and integration of these acquired businesses provides ongoing financial synergies through increased scale and market penetration, as well as strengthened customer relationships.

We manufacture and sell nutritional supplements and other natural products under numerous brands including Solaray®, KAL®, Nature’s Life®, LifeTime®, Natural Balance®, bioAllers®, Herbs for Kids™, NaturalCare®, Health from the Sun®, Life-flo®, Organix South®, Pioneer® and Monarch Nutraceuticals™.

We own neighborhood natural food markets, which operate under the trade names The Real Food Company™, Thom’s Natural Foods™ and Cornucopia Community Market™.  We also own health food stores, which operate under the trade names Fresh Vitamins™, Granola’s™, Nature’s Discount™ and Warehouse Vitamins™.

We manufacture and/or distribute one of the broadest branded product lines in the industry with over 7,000 SKUs, including approximately 900 SKUs sold internationally.  We believe that as a result of our emphasis on innovation, quality, loyalty, education and customer service, our brands are widely recognized in health and natural food stores and among their customers.

This Press Release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to our financial condition, results of operations and business. These forward-looking statements can be identified by the use of terms such as “believe,” “expects,” “plan,” “intend,” “may,” “will,” “should,” “can,” or “anticipates,” or the negative thereof, or variations thereon, or comparable terminology, or by discussions of strategy. These statements involve known and unknown risks, uncertainties and other factors that may cause industry trends or our actual results to be materially different from any future results expressed or implied by these statements.  Important factors that may cause our results to differ from these forward-looking statements include, but are not limited to: (i) changes in or new government regulations or increased enforcement of the same, (ii) unavailability of desirable acquisitions or inability to complete them, (iii) increased costs, including from increased raw material or energy prices, (iv) changes in general worldwide economic or political conditions, (v) adverse publicity or negative consumer perception regarding nutritional supplements, (vi) issues with obtaining raw materials of adequate quality or quantity, (vii) litigation and claims, including product liability, intellectual property and other types,  (viii) disruptions from or following acquisitions including the loss of customers, (ix) increased competition, (x) slow or negative growth in the nutritional supplement industry or the healthy foods channel, (xi) the loss of key personnel or the inability to manage our operations efficiently, (xii) problems with information management systems, manufacturing efficiencies and operations, (xiii) insurance coverage issues, (xiv) the volatility of the stock market generally and of our stock specifically, (xv) increases in the cost of borrowings or unavailability of additional debt or equity capital, or both, or fluctuations in foreign currencies, and (xvi) interruption of business or negative impact on sales and earnings due to acts of God, acts of war, terrorism, bio-terrorism, civil unrest and other factors outside of our control.  Copies of our SEC reports are available upon request from our investor relations department or may be obtained at the SEC’s website (www.sec.gov).

© 2013 Nutraceutical Corporation.  All rights reserved.

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NUTRACEUTICAL INTERNATIONAL CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(unaudited; dollars in thousands)

	December 31,	September 30,
	2012	2012
Assets
Current assets, net	$65,878	$68,268
Property, plant and equipment, net	75,850	75,454
Goodwill	14,752	14,752
Other non-current assets, net	26,581	27,444
	$183,061	$185,918

Liabilities and Stockholders’ Equity
Current liabilities	$19,011	$20,670
Long-term liabilities	40,212	34,192
Stockholders’ equity	123,838	131,056
	$183,061	$185,918

NUTRACEUTICAL INTERNATIONAL CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited; dollars in thousands, except per share data)

	Three months ended December 31,
	2012	2011
Net sales	$49,744	$46,628
Cost of sales	25,603	23,370
Gross profit	24,141	23,258
Operating expenses
Selling, general and administrative	17,764	17,140
Amortization of intangible assets	572	474
Income from operations	5,805	5,644
Interest and other expense, net	311	359
Income before provision for income taxes	5,494	5,285
Provision for income taxes	2,000	1,874

Net income	$3,494	$3,411

Net income per common share
Basic	$0.36	$0.34
Diluted	0.36	0.34

Weighted average common shares outstanding
Basic	9,791,277	10,045,224
Diluted	9,818,427	10,060,107

NUTRACEUTICAL INTERNATIONAL CORPORATION

EBITDA SCHEDULE

(unaudited; dollars in thousands)

	Three months ended December 31,
	2012	2011

Net income	$3,494	$3,411
Provision for income taxes	2,000	1,874
Interest and other expense, net (1)	311	359
Depreciation and amortization	2,402	2,085

EBITDA	$8,207	$7,729

(1) Includes amortization of deferred financing fees.

Non-GAAP Financial Measures

EBITDA (a non-GAAP measure) is defined in our debt covenants and performance measures as earnings before net interest and other expense, taxes, depreciation and amortization.  We believe that EBITDA provides useful additional information to analysts, creditors, investment bankers and management regarding operating performance and debt covenant compliance.  EBITDA has some inherent limitations in measuring operating performance due to the exclusion of certain financial elements such as depreciation and amortization and is not necessarily comparable to other similarly-titled captions of other companies due to potential inconsistencies in the method of calculation.  Furthermore, EBITDA is not intended to be an alternative to net income in determining our operating performance in accordance with generally accepted accounting principles.